Exhibit 99.1

Innovus Pharma Signs Exclusive License and Distribution Agreement with
BroadMed for Sensum+® in Lebanon

-Innovus Eligible to Receive up to $11.1 Million in Upfront and Sales
Milestone Payments plus Double-Digit Tiered Royalties

San Diego, Calif., April 8, 2015 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today that it has entered into an exclusive license and distribution agreement with BroadMed SAL, a Lebanese company (“BroadMed”) under which Innovus Pharma granted to BroadMed an exclusive license to market and sell in Lebanaon Innovus’ product Sensum+® to increase penile sensitivity. Under the agreement, Innovus Pharma is eligible to receive up to $11.1 million dollars in upfront and sales milestone payments plus double-digit tiered royalties based on BroadMed’s net sales.

Sensum+® is currently commercialized in the U.S. by Centric Research Institute, Inc., and in the following countries by Innovus Pharma’s licensees and distributors:  in the UK by Tramorgan, and in Morocco by Ovation Pharma. In addition, Innovus announced partnerships for Sensum+® with Orimed/Jamp Pharma in Canada and with Tabuk Pharmaceuticals for the rest of the Middle East and North Africa.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very happy about this latest commercial partnership collaboration with BroadMed for Sensum+®.  This agreement represents the fifth international commercial partnership for this product. This international partnership also represents the eighth such agreement for the Company and its products, and its signing represents another milestone in the Company’s execution of its international growth strategy to make our products commercially available in a minimum of 40 countries by the end of 2015. "

“Sensum+® is a unique product addressing a growing unmet need in Lebanon,” said Mr. Tarek Kharma, President & CEO of BroadMed. “With our existing strong sales force and relationships with physicians, we expect Sensum+® to be a very good revenue generating product in Lebanon,” he continued.

About Sensum+® and Reduced Penile Sensitivity

Sensum+® is a blend of essential oils and natural botanicals including rose oil, sweet almond oil, cinnamon bark oil, and other extracts. The main ingredient of Sensum+® (cinnamon oil) works by activating the Transient Receptor Potential A1 (TRPA-1) channels responsible for the heat and cold sensation of the skin and results in an increase of sensation that current users welcome and appreciate. The safety and efficacy of Sensum+ was evaluated in 2 post marketing survey studies in circumcised and non-circumcised men. A total of 382 men used Sensum+® twice daily for fourteen consecutive days followed by once daily for 8 weeks and as needed thereafter.

For more information visit www.sensumplus.com.

Reduced Penile Sensitivity (“RPS”) results from a gradual loss of penile sensitivity over time.  As a person ages, the dulling effect can increase.  RPS can happen at any age and its prevalence is consistent across all ages. RPS results from many causes, including diabetes, ilioinguinal nerve entrapment resulting in approximately 20% of all hernia surgeries a year, circumcision, multiple sclerosis patients, and 2% of patients using anti-depressants drugs.

About BroadMed SAL

Based in Lebanon, BroadMed is a privately held Lebanese company that markets and distributes branded generic pharmaceuticals and under-licensed products. The Company operates in 20 countries in the MENA region directly and through local partnerships and has over 200 SKU’s on the market.

For more information on BroadMed, go to www.broad-med.com

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The Company generates revenues from its lead products Zestra® for female arousal and EjectDelay® for premature ejaculation and has a total of five marketed products in this space, including Sensum+® for reduced penile sensitivity, (for sales outside the U.S. only), Zestra Glide® for female arousal, Vesele® for promoting sexual and cognitive health, and two products in the pipeline including, Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality and FlutiCare™, an OTC drug for Allergic Rhinitis (currently ANDA submitted to FDA for approval).

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com.

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether BroadMed will continue to successfully market and sell Sensum+® in Lebanon and whether Innovus Pharma will receive milestone and royalty payments from such sales.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
T: 410-825-3930